COMMENTS BY AUDITORS FOR U.S. READERS
ON CANADA — U.S. REPORTING DIFFERENCE

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company’s financial statements, such as the changes described in Note 1 (accounting for foreclosed assets, sales of loans, and stock-based compensation) and Note 7 (amortization of goodwill), to the consolidated financial statements as at October 31, 2003 and 2002 and for each of the years in the three-year period ended October 31, 2003. Our report to the shareholders dated December 2, 2003 is expressed in accordance with Canadian reporting standards, which do not require a reference to such changes in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

/s/ KPMG LLP	/s/ PricewaterhouseCoopers LLP

Chartered Accountants	Chartered Accountants

Toronto, Canada
December 2, 2003